Exhibit 99.1

Thomas & Betts Corporation Reports Third Quarter 2005 Results; Sales Up 12 Percent; E.P.S. $0.57

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Oct. 24, 2005--Thomas & Betts Corporation (NYSE: TNB) today reported third quarter 2005 net earnings of $34.8 million, or $0.57 per diluted share. This compares to net earnings of $33.4 million, or $0.56 per diluted share in the third quarter 2004, which included a pre-tax gain of $13.0 million ($0.14 per diluted share) related to the sale of a minority interest in a European joint venture.
    Sales in the third quarter 2005 were $442.1 million, up $47.9 million or 12.1 percent from the $394.2 million reported in the third quarter last year. Higher sales volume and price increases taken to offset higher material and energy costs contributed significantly to the sales improvement while favorable foreign currency exchange rates accounted for approximately $6 million of the increase.
    Earnings from operations were $56.8 million in the quarter, up $15.5 million or 37.4 percent compared to $41.3 million reported in the prior-year period. As a percentage of sales, earnings from operations improved to 12.8 percent in the period just ended from 10.5 percent last year.
    "Solid sales momentum in most of our markets and continued productivity improvements combined to deliver very strong earnings performance in the quarter," said Dominic J. Pileggi, president and chief executive officer. "We are especially pleased that each of our business segments achieved double-digit year-over-year earnings growth resulting in consolidated earnings from operations of nearly 13 percent of sales in the quarter despite the challenge of higher material and energy costs.
    "We believe that the overall impact of storm-related sales in the quarter was similar to the net $5 million of storm-related sales we saw in the third quarter 2004," continued Pileggi. "Our Electrical segment benefited the most from storm-related sales in 2005, primarily due to increased sales of utility products used in above-ground distribution of electrical power. Last year in the third quarter, storm-related sales primarily benefited our Steel Structures segment."
    Third quarter 2005 gross margin was 30.4 percent of sales, compared to 27.9 percent in the third quarter 2004. Stronger sales, a more favorable product mix, and operating efficiencies contributed to this improvement. Higher year-over-year material and energy costs were offset through higher selling prices.
    Selling, general and administrative expense was $77.8 million, or
17.6 percent of sales, roughly flat as a percent of sales with the prior-year period.

    SEGMENT RESULTS

    Third quarter sales in the company's Electrical segment were $365.9 million, up $42.1 million or 13.0 percent compared to $323.8 million in sales reported in the third quarter 2004. Improved sales volume and higher selling prices contributed significantly to the sales growth while favorable foreign currency exchange accounted for approximately $6 million of the increase. The sales improvement was seen in most of the major markets served by the Electrical segment, particularly industrial, light construction and utility distribution.
    Electrical segment earnings were $46.5 million, up $12.3 million or 36.1 percent compared to $34.2 million last year. As a percent of sales, segment earnings were 12.7 percent compared to 10.6 percent in the third quarter 2004. The improvement reflects higher sales volumes, operating efficiencies and the company's continued ability to offset higher material and energy costs through higher selling prices.
    Sales in the company's Steel Structures segment -- which provides transmission poles for utilities -- were $46.2 million, a nine percent increase over the $42.4 million reported last year. Storm-related sales were not significant for this segment in the quarter while 2004 third quarter Steel Structure segment sales included approximately a net $5 million in sales attributed to storm recovery efforts. Steel Structures segment earnings were $8.3 million, up nearly 40 percent over the $5.9 million reported in the prior-year period. As a percent of sales, Steel Structures segment earnings were 17.8 percent of sales compared to 13.9 percent of sales in the third quarter 2004. The earnings improvement is due primarily to higher sales volume and a more favorable product mix.
    HVAC segment sales rose nearly seven percent to $30.0 million compared to $28.0 million in the third quarter last year. Segment earnings increased 24.4 percent to $2.3 million compared to $1.9 million in the third quarter last year, largely as a result of improved sales and operating efficiency.

    YEAR-TO-DATE RESULTS

    For the nine months ended September 30, 2005, net sales rose 12.2 percent to $1.3 billion, compared to $1.1 billion reported in the prior year. Favorable foreign currency exchange accounted for approximately $21 million of the sales increase.
    Net earnings for the first nine months of 2005 were $87.6 million, or $1.44 per diluted share. This compares to net earnings of $69.0 million, or $1.17 per diluted share for the same period in 2004. Prior-year results include the previously mentioned $13.0 million pre-tax gain ($0.14 per diluted share) from the sale of a minority interest in a European joint venture.
    Cash flow from operations continued to be strong, driven primarily by improved operating earnings and solid inventory management. Cash and cash equivalents at the end of the third quarter 2005 were $434.9 million.

    2005 DIRECTIONAL GUIDANCE

    "We expect underlying demand for electrical products and steel transmission poles to remain strong in the coming months with our Steel Structures segment also benefiting from storm-related sales in the fourth quarter," said Pileggi. "Given this, and our strong third-quarter results, we are revising our full-year 2005 guidance upward. We now believe that our full-year 2005 earnings per diluted share will fall within the range of $1.95 to $2.00, a substantial improvement over the $1.57 per share reported for the full-year 2004."

    CORPORATE OVERVIEW

    Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical connectors and components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used for, among other things, utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

    NOTE: The following financial tables support the information in this news release:

    Consolidated Statements of Operations
    Segment Information
    Consolidated Balance Sheets
    Consolidated Statements of Cash Flows

    CONFERENCE CALL AND WEBCAST INFORMATION

    Thomas & Betts will hold a conference call/webcast to discuss the company's third quarter 2005 results on Tuesday, October 25, 2005 at 11:00 am EDT (10:00 am CDT). To access the call, please call 201-689-8341. No confirmation code is required to participate in the conference call. The call can also be accessed via the Investor Relations section of the Thomas & Betts corporate website. In addition, the conference call will be available for downloading as an MP3 file from www.tnb.com.
    The conference call will be recorded and available for replay through 12:00 midnight (Eastern) on Tuesday, November 1, 2005. To access the replay, please call 201-612-7415, account number 9517, pass code 170212. The recorded web cast will also be available at www.tnb.com.

    CAUTIONARY STATEMENT

    This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Business Risks" section of the company's Form 10-K for the fiscal year ended December 31, 2004 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.



              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)


                              Quarter Ended          Year to Date
                          -------------------- -----------------------
                           Sept. 30, Sept. 30,  Sept. 30,   Sept. 30,
                             2005      2004       2005        2004
                           --------  --------- ----------- -----------
 Net sales                 $442,071  $394,211  $1,252,347  $1,116,172

 Cost of sales              307,558   284,237     886,770     799,245
                           --------- --------- ----------- -----------
 Gross margin               134,513   109,974     365,577     316,927
   Gross margin - % of
    net sales                  30.4%     27.9%       29.2%       28.4%

 Selling, general and
  administrative             77,754    68,663     220,732     213,311
   Selling, general and
    administrative - % of
    net sales                  17.6%     17.4%       17.6%       19.1%

                           --------- --------- ----------- -----------

 Earnings from operations    56,759    41,311     144,845     103,616
   Earnings from
    operations - % of net
    sales                      12.8%     10.5%       11.6%        9.3%

 Income from
  unconsolidated companies      300       632         969       1,852
 Interest expense, net       (6,296)   (8,162)    (20,324)    (23,260)
 Other (expense) income,
  net                        (1,695)      995      (3,500)        (97)
 Gain on sale of equity
  interest                        -    12,978           -      12,978
                           --------- --------- ----------- -----------

 Earnings before income
  taxes                      49,068    47,754     121,990      95,089

 Income tax provision        14,230    14,326      34,351      26,080
                           --------- --------- ----------- -----------

 Net earnings              $ 34,838  $ 33,428  $   87,639  $   69,009
                           ========= ========= =========== ===========

 Net earnings per share:
 Basic earnings per share  $   0.58  $   0.57  $     1.46  $     1.18
                           ========= ========= =========== ===========
 Diluted earnings per
  share                    $   0.57  $   0.56  $     1.44  $     1.17
                           ========= ========= =========== ===========

 Average shares
  outstanding:
 Basic                       60,330    58,724      59,848      58,513
 Diluted                     61,256    59,468      60,799      59,128




              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                          Segment Information
                            (In thousands)
                              (Unaudited)


                              Quarter Ended          Year to Date
                           ------------------- -----------------------
                           Sept. 30, Sept. 30,  Sept. 30,   Sept. 30,
                             2005      2004       2005        2004
                           --------  --------- ----------- -----------
 Net sales:
  Electrical               $365,872  $323,750  $1,024,799  $  932,449
  Steel Structures           46,230    42,423     136,501      98,504
  HVAC                       29,969    28,038      91,047      85,219
                           --------- --------- ----------- -----------

 Total net sales           $442,071  $394,211  $1,252,347  $1,116,172
                           ========= ========= =========== ===========


 Segment earnings:
  Electrical               $ 46,484  $ 34,165  $  116,891  $   90,846
  Steel Structures            8,252     5,910      20,759       9,091
  HVAC                        2,323     1,868       8,164       5,531
                           --------- --------- ----------- -----------

 Total reportable segment
  earnings                   57,059    41,943     145,814     105,468
 Total reportable segment
  earnings - % of net sales    12.9%     10.6%       11.6%        9.4%

Interest expense, net        (6,296)   (8,162)    (20,324)    (23,260)
Gain on sale of equity
 interest                         -    12,978           -      12,978
Other                        (1,695)      995      (3,500)        (97)
                           --------- --------- ----------- -----------

Earnings before income
 taxes                     $ 49,068  $ 47,754  $  121,990  $   95,089
                           ========= ========= =========== ===========




              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (In thousands)
                              (Unaudited)

                                                Sept. 30,    Dec. 31,
                                                  2005         2004
                                               ----------- -----------
   ASSETS

 Current assets:
  Cash and cash equivalents                    $  434,929  $  336,059
  Marketable securities                               702       1,658
  Receivables, net                                230,185     172,745
  Inventories                                     202,683     207,158
  Other current assets                             55,833      61,275
                                               ----------- -----------
 Total current assets                             924,332     778,895

 Net property, plant and equipment                272,524     276,144
 Goodwill                                         460,671     463,264
 Investments in unconsolidated companies          115,234     114,922
 Other assets                                     118,627     122,527
                                               ----------- -----------

   Total assets                                $1,891,388  $1,755,752
                                               =========== ===========



   LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
  Current maturities of long-term debt         $  152,737  $    2,830
  Accounts payable                                138,235     120,336
  Accrued liabilities                             101,700     100,692
  Income taxes payable                             12,343      14,551
                                               ----------- -----------
 Total current liabilities                        405,015     238,409

 Long-term debt                                   388,210     543,085
 Other long-term liabilities                       81,103      72,539

 Shareholders' equity                           1,017,060     901,719
                                               ----------- -----------

   Total liabilities and shareholders' equity  $1,891,388  $1,755,752
                                               =========== ===========




              THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)

                                                      Year to Date
                                                  --------------------
                                                  Sept. 30,  Sept. 30,
                                                     2005      2004
                                                  ---------  ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                      $ 87,639   $ 69,009
Adjustments:
  Depreciation and amortization                     38,464     41,698
  Gain on sale of equity interest                        -    (12,978)
  Deferred income taxes                             10,237     11,307
  Changes in operating assets and liabilities,
   net:
     Receivables                                   (59,401)   (51,547)
     Inventories                                     7,417    (25,018)
     Accounts payable                               17,825     24,311
     Accrued liabilities                              (237)     2,206
     Pension and post-retirement plans              11,203     (2,206)
     Other                                           3,323      2,240
                                                  --------------------
Net cash provided by (used in) operating
 activities                                        116,470     59,022

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses                            (16,526)         -
Purchases of property, plant and equipment         (26,355)   (15,604)
Proceeds from sale of equity interest                    -     20,929
Other                                                1,421      4,864
                                                  ---------  ---------
Net cash provided by (used in) investing
 activities                                        (41,460)    10,189
                                                  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and other borrowings    (5,138)  (130,791)
Stock options exercised                             27,139      7,069
                                                  ---------  ---------
Net cash provided by (used in) financing
 activities                                         22,001   (123,722)
                                                  ---------  ---------

EFFECT OF EXCHANGE RATE ON CASH                      1,859      1,652
                                                  ---------  ---------

Net increase (decrease) in cash and cash
 equivalents                                        98,870    (52,859)
Cash and cash equivalents at beginning of period   336,059    387,425
                                                  ---------  ---------
Cash and cash equivalents at end of period        $434,929   $334,566
                                                  =========  =========

Cash payments for interest                        $ 29,222   $ 35,088
Cash payments for income taxes                    $ 27,456   $ 10,528


    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com